AgFeed Industries Welcomes Seasoned Financial Executive, Mr. Robert Masucci as an Independent Board Member and Chairman of Audit Committee

NEW YORK, May 17, 2007 (PRIME NEWSWIRE) -- AgFeed Industries, Inc. (OTC BB:AGFI.OB - News) (website: http://www.agfeedinc.com), a leader in China’s premix animal nutrition industry and the first such company publicly traded in the US, today announced that Mr. Robert Masucci, founder of Montgomery Capital Advisors, has joined AgFeed as an independent board member and Chairman of the Audit Committee.

Songyan Li, Ph.D., Chairman of AgFeed Industries commented: ``As AgFeed positions itself as a rapidly growing market leader and consolidator in China's $40 billion per year animal nutrition industry, we wish to build a world class enterprise focused on growth and corporate governance as a public company. We are honored to have a highly regarded financial market expert such as Mr. Robert Masucci as an independent member of our Board of Directors and Chairman of the Audit Committee. Mr. Masucci’s highly regarded background and broad experience in accounting and operational matters will serve AgFeed well for many years to come. We look forward to his guidance.”

About Robert N. Masucci

Robert N. Masucci, 69, has over 45 years of experience in financial, accounting, manufacturing, and distribution management. Since 2002, Mr. Masucci has served as a director of IntriCon Corporation, a company listed on the American Stock Exchange. Mr. Masucci has served as Chairman and has been a principal shareholder of Barclay Brand Ferdon, a material handling distributor, since 1996. Under his leadership, the company’s revenues grew from $15 million to $30 million. Since 1991, Mr. Masucci also has served as Chairman and principal of Montgomery Capital Advisors where he has provided guidance to clients in strategic and operational planning. Prior to that, Mr. Masucci served as CEO of Drexel Industries Inc from 1970 to 1990. At Drexel Industries, he turned this small public company in the material handling business into a highly profitable business that was acquired by a New York Stock Exchange listed company in 1990. Mr. Masucci began his career as a Certified Public Accountant working in the audit department of Arthur Young & Company (predecessor to Ernst & Young). Mr. Masucci has also devoted extensive service to various non-profit boards. He served as a LaSalle University Trustee from 1991 through 2006 and Chair of the LaSalle University Finance Committee from 1996 through 2006. In addition, he served as a Gwynedd Mercy College Trustee from 1988 to 1998. Mr. Masucci earned his Bachelor of Science degree in Accounting from LaSalle University in Philadelphia.

About AgFeed Industries, Inc.

AgFeed Industries is the first China-based animal nutritional product company publicly traded in the U.S. Through its operating subsidiaries which were founded in 1995 in China, AgFeed is a leading manufacturer, marketer and distributor of premix animal nutrition products targeting China's vast and growing animal feed market. China's animal feed market was approximately $40 billion in 2006 according to China Feed Industry Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed’s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed’s filings with the Securities and Exchange Commission.

Contact:

BPC Financial Marketing
John Baldissera
800-368-1217

Source: AgFeed Industries, Inc.